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                                                                      EXHIBIT 12


                      ARAMARK CORPORATION AND SUBSIDIARIES

              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (A)

                                 (In thousands)

                                                                          Fiscal Year Ended
                                            --------------------------------------------------------------------------------
                                            October 2,           October 3,      September 27,  September 29,  September 30,
                                               1998                 1997              1996          1995           1994
                                            ----------           ----------      -------------  -------------  -------------

    Income before income taxes
      and minority interest                   $215,772           $215,847          $179,159        $167,577       $163,484
    Fixed charges, excluding
      capitalized interest                     169,997            163,404           160,740         152,991        150,432
    Other, net                                  (2,063)               (67)             (371)          1,502           (477)
                                             ---------           --------          --------        --------       --------

          Earnings, as adjusted               $383,706           $379,184          $339,528        $322,070       $313,439
                                             =========           ========          ========        ========       ========


    Interest expense                          $122,681           $119,284          $117,856        $111,605       $110,040
    Capitalized interest                             3                223               414              79             27
     Portion of operating lease
       rentals representative
       of interest factor                       47,316             44,120            42,884          41,386         40,392
                                             ---------           --------          --------        --------       --------

          Fixed charges                       $170,000           $163,627          $161,154        $153,070       $150,459
                                             =========           ========          ========        ========       ========


    Ratio of earnings to
      fixed charges                                2.3x               2.3x              2.1x            2.1x           2.1x
                                              ========           ========          ========        ========       ========



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(A) For the purpose of determining the ratio of earnings to fixed charges, earnings include pre-tax income plus fixed charges (excluding capitalized interest). Fixed charges consist of interest on all indebtedness (including capitalized interest) plus that portion of operating lease rentals representative of the interest factor (deemed to be one-third of operating lease rentals).